CORPORATE CAPITAL TRUST, INC. 8-K

Exhibit 99.1

News Release

For information contact:

Colleen Johnson

Vice President, Communications

CNL Financial Group

407-650-1223

Corporate Capital Trust announces Third quarter 2017 results

(ORLANDO, Fla.) Nov. 3, 2017 – Corporate Capital Trust, Inc., (“Corporate Capital Trust,” the “Company” or “we”), announced its operating results for the third quarter ended Sept. 30, 2017. Corporate Capital Trust will hold an earnings call to discuss these results on Nov. 6, 2017, at 4:00 p.m. Eastern Time. The Company completed a reverse stock split on Oct. 31, 2017. All per share and share count numbers have been adjusted to reflect the reverse stock split. Details about the earnings call can be found below.

Highlights

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Total cumulative return to stockholders on an initial investment of $10,000 made in June 2011, assuming distribution reinvestment, was 65.2 percent to $16,522 as of Sept. 30, 2017,(for an annualized return of 8.3 percent), when excluding sales load. Including the sales load, the cumulative return was 48.7 percent to $14,870 (for an annualized return of 6.5 percent).1 In comparison, the S&P/LSTA Leveraged Loan Index, a primary measure of senior debt covering the U.S. leveraged loan market, and the Merrill Lynch US High Yield Master II Index, a primary measure of subordinated debt, registered cumulative total returns of approximately 30.8 percent and 52.4 percent, respectively, in the period from June 17, 2011, to Sept. 30, 2017.

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Net asset value per share on Sept. 30, 2017, was $20.01, compared with a net asset value per share of $20.18 on Sept. 30, 2016. Prior to the reverse stock split, the net asset value per share as of Sept. 30, 2017, was $8.89, compared with a net asset value of $8.97 on Sept. 30, 2016. After considering the overall change in net asset value per share, distributions paid of approximately $1.30 per share ($0.58 per share prior to the reverse stock split) during the nine-month period ending Sept. 30, 2017, and the reinvestment of those distributions in accordance with the Company’s distribution reinvestment plan, the total investment return was 6.1 percent (not annualized) for stockholders who held Corporate Capital Trust shares for the nine months ended Sept. 30, 2017.

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Investments representing originated strategies at fair value as of Sept. 30, 2017, totaled approximately $3.2 billion, representing approximately 86 percent of the investment portfolio.

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Page 2/Corporate Capital Trust announces third quarter 2017 results

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For the three months ended Sept. 30, 2017, net investment income was $53.4 million, or $0.39 per share ($0.17 per share prior to the reverse stock split), as compared to $53.2 million, or $0.38 per share ($0.17 per share prior to the reverse stock split), for the same period in 2016.

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For the three months ended Sept. 30, 2017, the Company declared distributions of approximately $54.6 million, or $0.40 per share ($0.18 per share prior to the reverse stock split), compared to approximately $61.7 million, or $0.45 per share ($0.20 per share prior to the reverse stock split), for the three months ended Sept. 30, 2016. The distributions were estimated to be fully covered by taxable income available for distribution.

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For the nine months ended Sept. 30, 2017, $88.1 million, or 49 percent of total distributions, were reinvested in the Company.

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During the nine months ended Sept. 30, 2017, of investments purchased totaled $1.37 billion, compared with $1.25 billion for the nine months ended Sept. 30, 2016.

Investment Portfolio Update

The Company’s investment portfolio consisted of investments in 105 portfolio companies as of Sept. 30, 2017. The portfolio companies are diversified across 21 industry classifications, with the largest portion invested in Capital Goods (18.7 percent), Software and Services (9.7 percent) and Diversified Financials (8.6 percent).

Financial and Operating Highlights	($ in millions, except per share data)
As of	Sept. 30, 2017	Dec. 31, 2016
Total assets	$4,422.59	$4,430.70
Adjusted total assets (Total assets, net of payable for investments purchased)	$4,422.59	$4,408.49
Borrowings	$1,666.00	$1,631.45
Deemed borrowings (TRS implied leverage classified as senior securities)	$—	$163.69
Total net assets	$2,719.21	$2,759.33
Net asset value per share	$20.01	$20.18
Leverage ratio ((borrowings + deemed borrowings)/adjusted total assets)	38%	41%

Activity for Nine Months Ended Sept. 30,	2017	2016
Cost of investments purchased	$1,368.69	$1,249.19
Sales, principal payments and other exits	$1,463.53	$984.05
Net investment income	$158.82	$156.74
Net realized and unrealized gains	$8.14	$39.13
Total distributions declared	$178.96	$182.98

The primary investment concentration as of Sept. 30, 2017, was senior debt, which represented 73 percent of the investment portfolio at fair value2. As of Sept. 30, 2017, 80.2 percent of the Company’s debt investments, based on fair value, featured floating interest rates, primarily based on London Interbank Offered Rate (LIBOR), and 19.8 percent of the debt investments featured fixed interest rates. Approximately 89.0 percent of the investment portfolio's floating interest rate debt investments had base interest rate floors; the weighted average base interest rate floor was approximately 1.0 percent as of Sept. 30, 2017.

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Recent Events

On Oct. 13, 2017, Corporate Capital Trust’s board of directors declared a monthly distribution of $0.05958 ($0.13406 adjusted for the reverse stock split) to shareholders of record as of Oct. 24, 2017, payable on or around Oct. 25, 2017.

On Nov. 1, 2017, the Company filed an 8-K announcing it has commenced the final steps to prepare for the listing of Corporate Capital Trust’s shares of common stock on the New York Stock Exchange. Subject to market conditions, the Company anticipates its shares will commence trading with ticker symbol “CCT” on or around Nov. 14, 2017. The Company’s new investment advisory agreement with KKR Credit will become effective concurrent with the listing. There can be no assurance the Company will be able to complete the listing in the expected timeframe, or at all.

The Company also announced plans for enhancements to the lookback feature of its incentive fee, a $185 million tender offer and the future payment of special dividends, in each case to occur on or subsequent to listing. Separately, KKR Credit and its employees disclosed they are considering the purchase of at least $50 million in shares of the Company in future open market purchases, including purchases pursuant to 10b5-1 plans. There can be no assurance such purchases will be completed.

Earnings Call

Corporate Capital Trust will hold its earnings call for the quarter ended Sept. 30, 2017, on Nov. 6, 2017, at 4:00 p.m. Eastern Time. To listen to the earnings call, dial 844-845-4149. Due to the fact that Corporate Capital Trust will not have filed the full Form 10-Q by this date, the Company has elected not to host a question and answer session during the call.

(1) Corporate Capital Trust’s net asset value per share was $20.25 ($9.00 prior to the reverse stock split) and $20.01 ($8.89 prior to the reverse stock split) on June 17, 2011, and Sept. 30, 2017, respectively. After considering (i) the overall changes in net asset value per share, (ii) all distributions paid from inception through Sept. 30, 2017, and (iii) the assumed reinvestment of those distributions per the terms of our distribution reinvestment plan, then the total investment return was 65.2 percent for stockholders who held Corporate Capital Trust shares from June 17, 2011 (inception), through Sept. 30, 2017. This cumulative return does not take into account any sales load that was paid by the Company’s stockholders. When taking into account the payment of a full sales load of 10 percent, the total investment return for those stockholders becomes 48.7 percent.

(2) Figure excludes the impact of Corporate Capital Trust’s investment in Strategic Credit Opportunities Partners, LLC (“SCJV”), SCJV is a joint venture between Corporate Capital Trust and Conway Capital, an affiliate of Guggenheim Life and Annuity Company and Delaware Life Insurance Company.

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About Corporate Capital Trust

Corporate Capital Trust is a non-traded business development company that offers individuals an opportunity to invest in privately owned American companies. The company is externally managed by CNL and KKR and its investment objective is to provide stockholders with current income and, to a lesser extent, long-term capital appreciation. The company intends to meet its investment objective by investing primarily in the debt of privately owned companies, with a focus on originated transactions sourced through the networks of its advisors. For additional information, please visit corporatecapitaltrust.com.

About CNL Financial Group

CNL Financial Group is a private investment management firm providing real estate and alternative investments. Since inception in 1973, CNL Financial Group and/or its affiliates have formed or acquired companies with more than $34 billion in assets. For more information, visit cnl.com.

About KKR

KKR is a global investment firm that manages investments across multiple asset classes including private equity, energy, infrastructure, real estate, credit and hedge funds. KKR aims to generate investment returns by following a disciplined investment approach, employing experienced investment professionals, and driving growth and value creation at the asset level. For additional information about KKR & Co. L.P. (NYSE: KKR), please visit KKR's website at kkr.com and on Twitter @KKR_Co.

Forward-Looking Statements

The information in this press release may include "forward-looking statements." These statements are based on the beliefs and assumptions of Corporate Capital Trust’s management and on the information currently available to management at the time of such statements. Forward-looking statements generally can be identified by the words "believes," "expects," "intends," "plans," "estimates" or similar expressions that indicate future events. Important factors that could cause actual results to differ materially from the Company’s expectations include those disclosed in the Company’s filings with the SEC.

Additional Information and Where to Find It

The disclosure in this report is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of the Company. The Listing-Related Tender Offer described herein will be made only pursuant to the Tender Offer Materials. The full details of the Listing-Related Tender Offer, including complete instructions on how to tender shares of common stock, will be included in the Tender Offer Materials, which the Company will file with the SEC upon the commencement of the Listing-Related Tender Offer. Shareholders are urged to carefully read the Tender Offer Materials when they become available because they will contain important information, including the terms and conditions of the Listing-Related Tender Offer. The Tender Offer Materials when they become available, and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (sec.gov), at the Company’s website (corporatecapitaltrust.com/investor-resources), or by writing to the Company at CNL Center at City Commons, Tower I, 450 South Orange Ave., Orlando, FL 32801 (telephone number 866-650-0650) prior to the Listing or 555 California St., 50th Floor, San Francisco, CA 94104 (telephone number 415-315-3620) following the Listing.

Corporate Capital Trust is advised by CNL Fund Advisors Company (CNL) and KKR Credit Advisors (US) LLC (KKR), affiliates of CNL Financial Group and KKR & Co. L.P., respectively.

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